SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 15, 2004

The Robert Mondavi Corporation

(Exact Name of Registrant
as Specified in Charter)

California
(State or Other Jurisdiction of Incorporation)

33-61516 (Commission File Number)	94-2765451 (IRS Employer Identification No.)

841 Latour Court Napa, California (Address of Principal Executive Offices)	94558 (Zip Code)

Registrant’s telephone number, including area code: (707) 226-1395

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Item 1.01 Entry into a Material Definitive Agreement

          Timothy J. Mondavi, a Vice Chairman and director of The Robert Mondavi Corporation (the “Company”), departed as an officer and employee of the Company on October 6, 2004, effective as of September 30, 2004. Mr. Mondavi will remain a director subject to normal nominating and election procedures of the board of directors and will be eligible as a non-employee director for compensation for his board service in keeping with the existing plan approved by the board of directors. The Company has paid Mr. Mondavi his fiscal year 2004 salary to his departure date in accordance with the Company’s established compensation arrangements, including the payment of his fiscal year 2004 salary of $477,360, a $41,478 fiscal year 2004 life insurance payment on Mr. Mondavi’s behalf (grossed up by 35% for taxes, resulting in a total payment of $55,995) and a $50,000 fiscal year 2004 cash bonus, and the vesting of 1,035 restricted stock units (valued at approximately $36,300) as a participant in the Company’s fiscal year 2004 management incentive compensation plan.

           On October 15, 2004, the Company entered into a Termination of Employment Agreement with Mr. Mondavi which provides certain severance benefits to Mr. Mondavi in connection with his separation as an officer and employee. Mr. Mondavi may revoke his consent to the agreement in the seven-day period following the date on which Mr. Mondavi signed the agreement. The agreement will become effective on October 23, 2004 unless earlier revoked. Pursuant to this agreement, the Company has agreed to make a departure payment of $1,193,400 to Mr. Mondavi or his estate over 30 months commencing on October 28, 2004, subject to Mr. Mondavi’s adherence to the Termination of Employment Agreement, and to pay the employer premium, assuming Mr. Mondavi pays the employee premium, to continue his group health insurance coverage for the maximum 18 months allowable under the Company’s health insurance plan and to pay the same employer premium directly to Mr. Mondavi for an additional 12 months. Mr. Mondavi’s options granted during his employment will vest to and including September 30, 2004. No additional options will vest during the term of his Personal Services Agreement described below. Timothy J. Mondavi may exercise any vested options for a period of 18 months after his September 30, 2004 departure. In addition, Mr. Mondavi will be permitted to select up to 50 cases of wine, limited to 10 cases per vintage, from the Company’s library of wines made by Robert Mondavi Winery and the company’s joint venture partners for his private collection, subject to his adherence to his Termination of Employment Agreement.

          In consideration of these payments, Mr. Mondavi provided the Company a general release of all claims he may have against it relating to employment termination, employment discrimination or any other employment or employee benefit rights. In addition, Mr. Mondavi agreed during the term of his Personal Services Agreement not to solicit for employment any employee of the Company without the prior notice and approval, not to be unreasonably withheld, of the company’s chief executive officer.

          The Company also entered into a Personal Services Agreement with Mr. Mondavi which provides that he provide personal services to the Company as a consulting winegrower for Robert Mondavi Winery, effective October 1, 2004 for a term of one year. Under this agreement, Mr. Mondavi will be compensated at the rate of $2,400 per day for a minimum of 50 days and a maximum of 75 days. The minimum payment under the agreement will be $120,000 and the maximum payment under this agreement will be $180,000. Payments will be made at the rate of at least $30,000 per fiscal quarter. The personal services can be terminated at will by either party upon 30 days notice.

          A copy of the Termination of Employment Agreement between the Company and Mr. Mondavi, the Personal Services Agreement between the Company and Mr. Mondavi and the related letter dated October 12, 2004 to Timothy J. Mondavi from the Company’s board of directors, are attached to this report as Exhibit 10.1 and are incorporated here by reference.

     Item 9.01. Financial Statements and Exhibits.

          (c) Exhibits

Exhibit No.	Description

10.1	Termination of Employment Agreement, Personal Services Agreement and related letter

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Robert Mondavi Corporation

Date:	October 20, 2004	By:	/s/ Michael K. Beyer

			Name: Title:	Michael K. Beyer Senior Vice President and General Counsel

EXHIBIT INDEX

10.1	Termination of Employment Agreement, Personal Services Agreement and related letter